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                                 Exhibit 99.1
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         Palm and Extended Systems Mutually Terminate Merger Agreement

                  Reaffirm Intention to Work Collaboratively

SANTA CLARA, Calif., and BOISE, Idaho, May 17 -- Palm, Inc. (Nasdaq: PALM) and Extended Systems Inc. (Nasdaq: XTND) today announced that they have mutually and amicably agreed to terminate their proposed merger agreement for Palm to acquire Extended Systems without payment of any termination fee. A proposed acquisition was announced March 6 and was expected to close in June.

The slowing economy and market conditions led both companies to conclude that a termination of merger plans would best serve both companies and their respective shareholders.

"While this turn of events is disappointing, Palm and Extended Systems agree that this is the right thing to do at this time. Palm will continue to target the enterprise aggressively via leveraged partnerships and alliances with a number of companies, including Extended Systems," said Carl Yankowski, Palm chief executive officer. "We've worked well together in the past, and I expect more of the same to come. We've both come away with a much deeper appreciation of our enterprise customers' needs."

"Extended Systems' commitment to providing a complete mobile computing solution to the enterprise market remains unchanged," said Steve Simpson, Extended Systems chief executive officer. "We will continue to work closely with Palm to offer CIOs tools to deploy mission-critical applications to their mobile work force."

The executives of both companies agree that offering enterprise customers a combined solution of Palm's handheld devices and Extended Systems' mobile infrastructure software will continue to be a priority. Palm also will work with other companies to provide solutions to enterprise customers, and Extended Systems will continue to provide mobile infrastructure software that supports all handheld-device operating system platforms, including the Palm platform.

About Extended Systems
Extended Systems is a leading provider of mobile information management solutions that enable users to access, collect, synchronize, and print information on demand. The company's products include data synchronization and management software, short-range wireless connectivity products (Bluetooth and IrDA-compliant), and client/server database management systems with remote access capabilities. Extended Systems' customers and key relationships include 3Com, Palm, IBM, Intel, Microsoft, Compaq, Motorola, Ericsson, Hewlett-Packard, Agilent, Sharp, NEC, and Toshiba.

About Palm, Inc.
Palm, Inc. is a pioneer in the field of mobile and wireless Internet solutions and a leading provider of handheld computers, according to IDC (December 2000). Based on the Palm OS(R)

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platform, Palm's handheld solutions allow people to carry and access their most critical information with them wherever they go. Palm(TM) handhelds address the needs of individuals, enterprises and educational institutions through thousands of application solutions. The Palm OS platform is also the foundation for products from Palm's licensees and strategic partners, such as Franklin Covey, HandEra (formerly TRG), Handspring, IBM, Kyocera, Sony, and Symbol Technologies. Platform licensees also include Nokia and Samsung. The Palm Economy is a growing global community of industry-leading licensees, world-class OEM customers, and more than 155,000 innovative developers and solution providers that have registered to develop solutions based on the Palm OS platform. Palm went public on March 2, 2000. Its stock is traded on the Nasdaq national market under the symbol PALM. More information is available at www.palm.com. Cautionary Note Regarding Forward-looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to Palm's long-term plans to continue to utilize partnerships and other alliances to develop and market products and services to enterprise customers; and the parties' long-term plans to collaborate to provide enterprise customers with a combined solution of Palm's handheld devices and Extended Systems' infrastructure software. Actual results may differ materially due to a number of factors, including, among others, future strategic decisions made by Palm and/or Extended Systems; competitive developments; consumer demand for mobile and wireless handhelds; and the rapid pace of technological change in the handheld computer, communications and wireless industries. The matters discussed in this press release also involve risks and uncertainties described in Palm's and Extended Systems' most recent filings with the Securities and Exchange Commission. Palm and Extended Systems assume no obligation to update the forward-looking information contained in this press release. NOTE: Palm OS is a registered trademark and Palm is a trademark of Palm, Inc. or its subsidiaries.

CONTACT: Marlene Somsak, Palm Media Relations, 408-326-7513, or marlene.somsak@corp.palm.com, or Dave Allen, Palm Investor Relations, 408-326-0233, or dave.allen@corp.palm.com, both of Palm, Inc.; or Joanne Taylor, Media Relations, 208-322-7575, ext. 6015, or Karla K. Rosa, Investor Relations, 208-322-7575, ext. 6045, both of Extended Systems, Inc.

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